                                                      Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-77093

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. This prospectus supplement and the accompanying prospectus are not + +an offer to sell these securities and are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated September 10, 1999

  PROSPECTUS SUPPLEMENT
  (To prospectus dated April 27, 1999)

                                  $200,000,000


                          Marriott International, Inc.
                              % Series C Notes due

--------------------------------------------------------------------------------

Interest on the notes is payable on          and         of each year,
beginning            , 2000. The notes will mature on             ,     . The
notes are not redeemable prior to maturity.

The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $1,000.

                                                            Per Note Total
                                                            -------- -----
      Public offering price (1)............................      %   $
      Underwriting discount................................      %   $
                                                              ---    ----
      Proceeds, before expenses, to Marriott
       International.......................................      %   $

     -----
     (1) Plus accrued interest from          , 1999, if settlement occurs after
that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be delivered through The Depository Trust Company on or about
September   , 1999.

--------------------------------------------------------------------------------

Lehman Brothers

        Deutsche Banc Alex. Brown

                    Goldman, Sachs & Co.

                                                             Merrill Lynch & Co.

                                September   , 1999

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
   The Company.............................................................. S-3
   Summary Consolidated Financial Data ..................................... S-5
   Use of Proceeds ......................................................... S-6
   Capitalization .......................................................... S-6
   Description of the Series C Notes ....................................... S-7
   Underwriting ........................................................... S-10
   Legal Matters .......................................................... S-11
   Experts ................................................................ S-11

                                   Prospectus

   About this Prospectus...................................................... 3
   Where You Can Find More Information ....................................... 3
   Forward-Looking Statements ................................................ 5
   Risk Factors .............................................................. 6
   The Company ............................................................... 9
   Use of Proceeds .......................................................... 10
   Ratio of Earnings to Fixed Charges ....................................... 10
   Description of Debt Securities We May Offer .............................. 11
   Our Common Stock ......................................................... 21
   Description of Preferred Stock We May Offer .............................. 22
   Plan of Distribution ..................................................... 22
   Legal Matters ............................................................ 24
   Independent Public Accountants ........................................... 24

                               ----------------

                           FORWARD-LOOKING STATEMENTS

   When used throughout this prospectus supplement and the accompanying prospectus, the words "believe," "anticipate," "expect," "intend," "estimate," "project," and other similar expressions, which are predictions of or indicate future events and trends, identify forward-looking statements. Such statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those expressed in these forward-looking statements, including the risks and uncertainties described on pages 5 through 8 of the accompanying prospectus and other factors described in our various public filings which we incorporate by reference in the prospectus. We therefore caution you not to rely unduly on any forward-looking statements.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the dates on the front cover of this prospectus supplement and the prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since that date.

   As used in this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, "we," "us," or "Marriott" means Marriott International, Inc. and its predecessors and consolidated subsidiaries.

                                  THE COMPANY

   Marriott International, Inc. is one of the world's leading hospitality companies. We are a worldwide operator and franchisor of hotels and senior living communities. We group our operations into three business segments, Lodging, Senior Living Services and Distribution Services, which represented 81 percent, 6 percent and 13 percent, respectively, of our total sales in the 24 weeks ended June 18, 1999.

   Lodging. We operate or franchise approximately 1,764 lodging properties worldwide, with over 339,000 rooms, as of June 18, 1999. In addition, we provide over 5,100 furnished corporate housing units. We believe that our portfolio of thirteen lodging brands from luxury to economy to extended stay to corporate housing is the broadest of any company in the world and that we are the leader in the quality tier of the vacation timesharing business. Consistent with our focus on management and franchising, we own very few of our lodging properties. Our lodging brands include:

Upscale Full-Service Lodging              Extended-Stay Lodging


 .Marriott Hotels, Resorts and Suites      .Residence Inn


 .Renaissance Hotels and Resorts           .TownePlace Suites


Luxury Lodging                            .Marriott Executive Apartments


 .Ritz-Carlton                             Vacation Timesharing


Moderate-Priced and Economy Lodging       .Marriott Vacation Club
                                          International


 .Courtyard
                                          .Horizons by Marriott Vacation Club
                                          International

 .Fairfield Inn


 .SpringHill Suites                        Corporate Apartments


                                          .ExecuStay by Marriott
 . Ramada International Hotels & Resorts (Europe, Middle East and Asia/Pacific)

   Senior Living Services. Our Senior Living Services segment develops and operates senior living communities offering independent living, assisted living and skilled nursing care for seniors. We operated 125 of these facilities as of June 18, 1999, most of which were owned by third parties. Our three principal senior living community brands are:

     .Brighton Gardens (quality-tier assisted living)

     .Village Oaks (moderate-priced assisted living)

     .Marriott MapleRidge (high levels of service for the more frail senior population).

   Distribution Services. Operating under the name Marriott Distribution Services, we supply food and related products to our domestic hotels and senior living communities and to external domestic customers through our high-volume distribution centers. Marriott Distribution Services is one of the largest limited line food service distributors in the United States.

   Formation of "New" Marriott International--Spin-off in March 1998. We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." We refer to the "former" Marriott International as "Old Marriott". Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by Old Marriott. Old Marriott, now called Sodexho Marriott Services, Inc., is a provider of food service and facilities management in North America.

   Other Companies with the "Marriott" Name. In addition to us and Sodexho Marriott Services, Inc. there are two other public companies with "Marriott" in their names: Host Marriott Corporation (a lodging real estate company, most of whose properties we manage) and Host Marriott Services Corporation (a food, beverage and retail concessionaire at travel and entertainment venues). Each of these companies has its own separate management, businesses and employees. Each company's board of directors is comprised of different persons, except that J.W. Marriott, Jr., our Chairman and Chief Executive Officer, his brother, Richard E. Marriott, Chairman of Host Marriott, and William J. Shaw, our President and Chief Operating Officer and one of our directors, are each directors of more than one Marriott company. Members of the Marriott family continue to own stock in us, in Sodexho Marriott Services, Inc. and in Host Marriott Corporation. On August 27, 1999, Host Marriott Services Corporation was acquired by AutoGrill SpA through a cash tender offer. Old Marriott was formed in 1993 when it was spun off from Marriott Corporation--now called Host Marriott Corporation. Host Marriott Services Corporation was formed in 1995 when it was spun off from Host Marriott Corporation.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in millions, except ratios and per share data)

   The following table presents certain summary financial data for the 24 weeks ended June 18, 1999 and June 19, 1998, and for the five most recent fiscal years, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements contained in documents incorporated by reference in the accompanying prospectus. Per share data and shareholders' equity have not been presented for periods prior to our March 1998 spin off from Old Marriott, because we were not a publicly held company during that time.

                         Twenty-Four Weeks Ended              Fiscal Year
                         ------------------------  -----------------------------------
                          June 18,     June 19,
                         -----------  -----------
                                                                                 1994
                            1999         1998       1998   1997  1996(a)  1995    (b)
                         -----------  -----------  ------ ------ ------  ------ ------
                               (Unaudited)
Income Statement Data:
Sales...................  $     3,937  $     3,642 $7,968 $7,236 $5,738  $4,880 $4,461
Operating Profit Before
 Corporate Expenses and
 Interest...............          409          349    736    609    508     390    316
Net Income..............          214          190    390    324    270     219    162
Per Share Data:
 Diluted Earnings per
  Share.................         0.80         0.70   1.46
 Dividends Declared.....        0.105        0.095  0.195
Other Operating Data:
Ratio of Earnings to
 Fixed Charges (c)......         6.1x                7.1x   7.2x   5.8x    6.9x   6.2x
Balance Sheet Data (at
 end of period):
Total Assets............  $     6,559  $     5,510 $6,233 $5,161 $3,756  $2,772 $2,061
Long-Term and
 Convertible
 Subordinated Debt......        1,178          668  1,267    422    681     180    102
Shareholders' Equity....        2,873        2,653  2,570

--------
(a) 1996 fiscal year was 53 weeks; all other fiscal years were 52 weeks.

(b) 1994 fiscal year data is derived from unaudited financial statements.

(c) In calculating the ratio of earnings to fixed charges, earnings represent net income plus taxes on such income; undistributed (income)/loss for less than 50% owned affiliates; fixed charges; and distributed income of equity method investees; minus interest capitalized. Fixed charges represent interest (including amounts capitalized), that portion of rental expense deemed representative of interest, and a share of interest expense of certain equity method investees.

                                USE OF PROCEEDS

   We estimate that the net proceeds from this offering of notes, after deducting the underwriting discount and estimated expenses of this offering,
will be approximately $     million. We intend to use these net proceeds:

     .  to repay commercial paper borrowings; and

     . for other general corporate purposes, including working capital, capital expenditures, acquisitions and stock repurchases.

   As of September 8, 1999, we had outstanding commercial paper of $599 million at an average weighted interest rate of 5.59%, and no borrowings under our $1.5 billion and $500 million revolving credit agreements. Pending this application of the proceeds of the notes, we intend to invest the net proceeds in short-term investment grade securities.

                                 CAPITALIZATION
                                 (in millions)

   The following table sets forth, as of June 18, 1999, (1) our historical short-term borrowings, long-term debt, convertible subordinated debt and capitalization and (2) such amounts as adjusted for the issuance of the notes we are offering and for the assumed use of proceeds from the sale of the notes to repay our commercial paper borrowings, without giving effect to fees and expenses. See "Use of Proceeds."

   This data, which is unaudited, should be read along with our consolidated financial statements and the notes thereto appearing in the documents incorporated by reference in the accompanying prospectus.

                                                             As of June 18, 1999
                                                                 (Unaudited)
                                                             -------------------
                                                                           As
                                                             Historical Adjusted
                                                             ---------- --------
Indebtedness:
Short-term borrowings.......................................   $   28    $   28
                                                               ------    ------
Long-term debt
  Notes offered hereby......................................      --        200
  Senior notes..............................................      403       403
  Commercial paper..........................................      319       119
  Non-interest bearing endowment deposits...................      100       100
  Other.....................................................       27        27
Convertible subordinated debt...............................      329       329
                                                               ------    ------
  Total long-term and convertible subordinated debt.........    1,178     1,178
                                                               ------    ------
    Total indebtedness......................................   $1,206    $1,206
                                                               ======    ======
Shareholders' equity:
Class A common stock, 255.6 million shares issued...........   $    3    $    3
Additional paid-in capital..................................    2,735     2,735
Retained earnings...........................................      323       323
Treasury stock, at cost.....................................     (161)    (161)
Accumulated other comprehensive income......................      (27)     (27)
                                                               ------    ------
  Total stockholders' equity................................   $2,873    $2,873
                                                               ======    ======
  Total capitalization......................................   $4,079    $4,079
                                                               ======    ======

                       DESCRIPTION OF THE SERIES C NOTES

   The following discussion of the terms of the Series C notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes.

General

   The Series C notes will be our general unsecured and senior obligations and will be limited to $200,000,000 aggregate principal amount. The notes will
mature on           . The notes will rank equally with all of our other
unsecured and unsubordinated debt. We will issue the notes under the indenture referred to in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

   The notes will bear interest at a rate of     % per annum from          ,
1999 or from the most recent interest payment date on which we paid or provided for interest on the notes. We will pay interest on the notes on each
and        , beginning           , 2000, to the person listed as the holder of
the note, or any predecessor note, in the security register at the close of
business on the preceding          or          , as the case may be. These
dates are the "regular record dates" referred to in the accompanying prospectus.

   The notes are subject to full defeasance and covenant defeasance. Defeasance may be accomplished in the manner described under the heading "Description of Debt Securities We May Offer--Defeasance" in the accompanying prospectus.

   Marriott International, Inc. is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the notes. Accordingly, Marriott's rights and the rights of holders of the notes to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. The indenture under which the notes will be issued does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt subject to the limitations described under "Description of Debt Securities We May Offer--Certain Covenants Restrictions on Liens" in the accompanying prospectus.

   The notes will not be redeemable prior to maturity. The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Book-Entry System

   We will issue the notes in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, also referred to as DTC. DTC will act as the depositary. The notes will be registered in the name of DTC or its nominee.

   Ownership of beneficial interests in a global note will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC, known as participants. Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

   DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include:

  .  securities brokers and dealers, including the underwriters;

  .  banks;

  .  trust companies;

  .  clearing corporations; and

  . certain other organizations, some of which, and/or their representatives, own DTC.

   Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

   Principal and interest payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

  . any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

  . any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global note held through such participants; or

  . the maintenance, supervision or review of any of DTC's records relating to such beneficial ownership interests.

   DTC has advised us that upon receipt of any payment of principal of or interest on a note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC's records. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants.

   A global note can only be transferred:

  .  as a whole by DTC to one of its nominees;

  .  as a whole by a nominee of DTC to DTC or another nominee of DTC; or

  . as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

   Notes represented by a global note can be exchanged for definitive notes in registered form only if:

  . DTC notifies us that it is unwilling, unable or no longer qualified to continue as the depositary for such global note;

  . we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

  . an event of default with respect to the notes represented by such global note has occurred and is continuing.

   A global note that can be exchanged under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Such definitive notes will be registered in the names of the owners of the beneficial interests in such global notes as directed by DTC.

   Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture or such global note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

   We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has provided the following information to us. DTC is:

  . a limited-purpose trust company organized under the laws of the State of New York;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  .  a "clearing agency" registered under the Exchange Act.

Same-Day Settlement

   Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in the DTC settlement system until maturity or until definitive notes are issued. DTC will require secondary trading activity in the notes to be settled in immediately available funds.

                                  UNDERWRITING

General

   We intend to offer our notes through a number of underwriters. Subject to the terms and conditions set forth in an underwriting agreement among us and each of Lehman Brothers Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

                                                                        Principal
     Underwriter                                                          Amount
     -----------                                                       ------------
     Lehman Brothers Inc..........................................     $
     Deutsche Bank Securities Inc. ...............................
     Goldman, Sachs & Co. ........................................
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................
                                                                       ------------
       Total......................................................     $200,000,000
                                                                       ============

   The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

   We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

   The underwriters propose initially to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in
excess of     % of the principal amount of the notes. The underwriters may
allow, and such dealers may reallow, a discount not in excess of     % of the
principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   We estimate that the expenses of the offering, exclusive of the underwriting
discount, will be $         and will be payable by us.

No Sales of Similar Securities

   We have agreed not to, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities of or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities of or guaranteed by us or file any registration statement under the Securities Act with respect to any of the
foregoing for a period from September   , 1999 through the date the notes are
delivered; provided, however, we may at any time and from time to time issue commercial paper and borrow funds under our existing credit facilities.

New Issue of Notes

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

   In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Certain of the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. Lehman Brothers Inc. and Goldman, Sachs & Co. each act as dealers for our commercial paper program. Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., is a lender under both of our revolving credit agreements.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for us by our Law Department. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Piper & Marbury L.L.P., Baltimore, Maryland. Piper & Marbury L.L.P. has represented and continues to represent us from time to time in other matters.

                                    EXPERTS

   The consolidated financial statements of Marriott International, Inc. as of January 1, 1999 and for each of the three fiscal years in the period ended January 1, 1999 incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

PROSPECTUS


                          MARRIOTT INTERNATIONAL, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK

   We may from time to time sell up to $500,000,000 aggregate initial offering price of our debt securities, common stock or preferred stock. The debt securities may consist of debentures, notes or other types of debt. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

  Investing in these securities involves risks. See "Risk Factors" on page 6.


                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                 April 27, 1999

   We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

                               ----------------

                               Table of Contents

                                                                            PAGE
                                                                            ----
About this Prospectus......................................................   3
Where You Can Find More Information........................................   3
Forward-Looking Statements.................................................   5
Risk Factors...............................................................   6
The Company................................................................   9
Use of Proceeds............................................................  10
Ratio of Earnings to Fixed Charges.........................................  10
Description of Debt Securities We May Offer................................  11
Our Common Stock...........................................................  21
Description of Preferred Stock We May Offer................................  22
Plan of Distribution.......................................................  22
Legal Matters..............................................................  24
Independent Public Accountants.............................................  24

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities, common stock, or preferred stock described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

   To see more detail, you should read the exhibits filed with our registration statement.

   As used in this prospectus, unless the context requires otherwise, "we," "us," or "Marriott" means Marriott International, Inc. and its predecessors and consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference:

  .  Our Annual Report on Form 10-K for the year ended January 1, 1999;

  .  Our Proxy Statement filed on March 18, 1999; and

  . Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of
     Item 402 of Regulation S-K promulgated by the SEC).

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  Marriott International, Inc.
  Marriott Drive, Department 52/862
  Washington, D.C. 20058
  (301) 380-3000

   You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

                           FORWARD-LOOKING STATEMENTS

   We make forward-looking statements in this prospectus that are based on the beliefs and assumptions of our management, and on information currently available to our management. Forward-looking statements include the information about our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to unduly rely on any forward-looking statements.

   You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus and the documents incorporated in this prospectus by reference, could cause results to differ materially from those expressed in such forward-looking statements:

  .  competition within each of our business segments;

  . the balance between supply of and demand for hotel rooms, timeshare units and senior living accommodations;

  . our continued ability to obtain new operating contracts and franchise agreements;

  . our ability to develop and maintain positive relations with current and potential hotel and senior living community owners;

  .  the effect of international, national and regional economic conditions;

  . the availability of capital to allow us and potential hotel and senior living community owners to fund investments;

  . our ability, and the ability of other parties upon which our businesses also rely, to modify or replace on a timely basis, computer software and other systems in order to function properly prior to, in and beyond, the Year 2000; and

  .  other risks described from time to time in our filings with the SEC.

                                  RISK FACTORS

   Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all other information included in this prospectus before you decide to invest in our securities.

Risks concerning the lodging business may impact our revenue and growth

   The lodging business involves unique operating risks. Our largest business is lodging. Our lodging properties are subject to operating risks that may adversely impact our revenue. These risks include, among others:

  . changes in general economic conditions, which can adversely affect the level of business and pleasure travel, and therefore the demand for lodging and related services;

  . cyclical over-building in one or more sectors of the hotel industry and/or in one or more geographic regions, which could lead to excess supply compared to demand, and a decrease in hotel occupancy and/or room rates;

  . restrictive changes in zoning, land use, health, safety and environmental laws, rules and regulations;

  . our inability to obtain adequate property and liability insurance to protect against losses or to obtain such insurance at reasonable rates; and

  .  changes in travel patterns.

   Competition in the lodging business may affect our ability to grow. We compete for hotel management, franchise and acquisition opportunities with other managers, franchisors and owners of hotel properties, some of which may have greater financial resources than we do. These competitors may be able to accept more risk than we can prudently manage. Competition may generally reduce the number of suitable management, franchise and investment opportunities offered to us, and increase the bargaining power of property owners seeking to engage a manager, become a franchisee or sell a hotel property. Our operational and growth prospects are also dependent on the strength and desirability of our lodging brands, the ability of our franchisees to generate revenues and profits at properties they franchise from us and our ability to maintain positive relations with our employees.

We may have conflicts of interest with Host Marriott Corporation and Crestline Capital Corporation

   We manage or franchise a large number of full service, luxury, limited service and extended stay hotels and senior living communities that are owned, controlled or leased by Host Marriott Corporation and its former subsidiary, Crestline Capital Corporation, and we guarantee certain Host Marriott obligations.

   We may have conflicts of interest with Host Marriott or Crestline because our Chairman and Chief Executive Officer, J.W. Marriott Jr., and his brother, Richard E. Marriott, who is Chairman of Host Marriott, have significant stockholdings in, and are directors of, both Marriott International and Host Marriott. In addition, J.W. Marriott, Jr. and Richard E. Marriott have significant holdings in Crestline and John W. Marriott III, the son of J.W. Marriott, Jr. and a Marriott employee, is a director of Crestline. Circumstances may occur on which Host Marriott's or Crestline's interests could be in conflict with your interests as a holder of our securities, and Host Marriott or Crestline may pursue transactions that present risks to you as a holder of our securities. We cannot assure you that any such conflicts will be resolved in your favor. Our transactions with Host Marriott and Crestline are described in more detail in the notes to our Consolidated Financial Statements, which we filed with the SEC as part of our Annual Report on Form 10-K for the year ended January 1, 1999. See "Where You Can Find More Information" on page 3.

The availability and price of capital may affect our ability to grow

   Our ability to sell properties that we develop, and the ability of hotel developers to build or acquire new Marriott branded properties, both of which are important components of our growth plans, are to some extent dependent on the availability and price of capital. We are monitoring the status of the capital markets, which have shown unusual volatility during the past year, and continually evaluate the effect, if any, that capital market conditions may have on our ability to execute our announced growth plans. If this analysis demonstrates that our growth plans should be modified, new plans which provide for reduced or more limited growth may be necessary.

We depend on arrangements with others to grow

   Our present growth strategy for development of additional lodging and senior living facilities entails entering into and maintaining various arrangements with present and future property owners, including Host Marriott, Crestline and New World Development Company Limited. We cannot assure you that any of our current strategic arrangements will continue, or that we will be able to enter into future collaborations, in which case our ability to continue to grow could be constrained.

Contract terms for new units may be less favorable

   The terms of the operating contracts, distribution agreements, franchise agreements and leases for each of our lodging facilities and retirement communities are influenced by contract terms offered by our competitors at the time these agreements are entered into. Accordingly, we cannot assure you that contracts entered into or renewed in the future will be on terms that are as favorable to us as those under our existing agreements.

We may fail to compete effectively and lose business

   We generally operate in markets that contain numerous competitors and our continued success depends, in large part, upon our ability to compete in such areas as access, location, quality of accommodations, amenities, specialized services, cost containment and, to a lesser extent, the quality and scope of food and beverage services and facilities. If we fail to compete effectively, our revenues and profitability will suffer.

Changes in supply and demand in our industries may adversely affect us

   The lodging industry may be adversely affected by (1) supply additions, (2) international, national and regional economic conditions, (3) changes in travel patterns, (4) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (5) the availability of capital to allow us and potential hotel and retirement community owners to fund investments. Our timeshare and senior living service businesses are also subject to the same or similar uncertainties and, accordingly, we cannot assure you that the present level of demand for timeshare intervals and senior living communities will continue, or that there will not be an increase in the supply of competitive units, which could reduce the prices at which we are able to sell or rent units.

Computer systems that we depend on may fail to recognize the Year 2000

   We depend on our computer software programs and operating systems in operating our business. We also depend on the proper functioning of computer systems of third parties, such as vendors and suppliers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on us, our business and financial condition. We are currently identifying our own systems that are not Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a plan to prepare our most critical computer systems to be Year 2000 compliant in 1999. We estimate that the total cost of implementing our Year 2000 compliance program to be borne by us will be approximately $40 to $50 million (on a pre-tax basis), of which $12 million had been incurred through January 1, 1999.

   Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdowns, financial loss, reputational harm and/or legal liability. We cannot assure you that our Year 2000 compliance program will be effective or that our estimates about the timing and cost of completing our program will be accurate. You can find a more detailed discussion of our Year 2000 compliance program in our Annual Report on Form 10-K for the year ended January 1, 1999, which we have filed with the SEC and incorporated by reference into this prospectus.

We are subject to restrictive debt covenants

   Our existing debt agreements contain covenants that limit our ability to, among other things, borrow additional money, pay dividends, sell assets or engage in mergers. If we do not comply with these covenants, or do not repay our debt on time, we would be in default under our debt agreements. Unless any such default is waived by our lenders, the debt could become immediately payable and this could have a material adverse impact on us.

We depend on cash flow of our subsidiaries to make payments on our securities

   We are in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depends in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or preferred stock dividends or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. Our debt securities and any preferred stock we may issue effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The indenture that governs our debt securities permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "Description of the Debt Securities We May Offer--Certain Covenants" on page 16.

A liquid trading market for our debt securities and preferred stock may not develop

   There has not been an established trading market for our debt securities or preferred stock. The liquidity of any market for debt securities or preferred stock will depend upon the number of holders of those securities, our performance, the market for similar securities, the interest of securities dealers in making a market in those securities and other factors. A liquid trading market may not develop for any debt securities or preferred stock we may issue.

Anti-takeover provisions may prevent a change in control

   Our restated certificate of incorporation, our shareholder's rights plan, and the Delaware General Corporation Law each contain provisions that could have the effect of making it more difficult for a party to acquire, and may discourage a party from attempting to acquire, control of our company without approval of our board of directors. These provisions could discourage tender offers or other bids for our common stock at a premium over market price.

Forward-Looking Statements May Prove Inaccurate

   We have made forward-looking statements in this offering memorandum that are subject to risks and uncertainties. You should note that many factors, some of which are discussed elsewhere in this document, could affect future financial results and could cause those results to differ materially from those expressed in our forward-looking statements contained in this offering memorandum. See "Forward-Looking Statements" on page 5.

                                  THE COMPANY

   We are one of the world's leading hospitality companies. We are a worldwide operator and franchisor of hotels and senior living communities. Our portfolio of twelve lodging brands--from luxury to economy to extended stay to vacation timesharing--is the broadest of any company in the world. Consistent with our focus on management and franchising, we own very few of our lodging properties. Our Senior Living Services unit develops and operates senior living communities offering independent living, assisted living and skilled nursing care for seniors. Operating under the name Marriott Distribution Services, we supply food and related products to our domestic hotels and senior living communities and to external domestic customers through our high-volume distribution centers. Marriott Distribution Services is one of the largest limited line food service distributors in the United States.

   Formation of "New" Marriott International--Spin-off in March 1998. We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." We refer to the "former" Marriott International as "Old Marriott". Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by Old Marriott. Old Marriott, now called Sodexho Marriott Services, Inc., is a provider of food service and facilities management in North America.

   Other Companies with the "Marriott" Name. In addition to us and Sodexho Marriott Services, Inc. there are two other public companies with "Marriott" in their names: Host Marriott Corporation (a lodging real estate company, most of whose properties we manage) and Host Marriott Services Corporation (a food, beverage and retail concessionaire at travel and entertainment venues). Each of these companies has its own separate management, businesses and employees. Each company's board of directors is comprised of different persons, except that J.W. Marriott, Jr., our Chairman and Chief Executive Officer, his brother, Richard E. Marriott, Chairman of Host Marriott, and William J. Shaw, our President and Chief Operating Officer and one of our directors, are each directors of more than one Marriott company. Members of the Marriott family continue to own stock in each of these companies. Old Marriott was formed in 1993 when it was spun off from Marriott Corporation--now named Host Marriott Corporation. Host Marriott Services Corporation was formed in 1995 when it was spun off from Host Marriott Corporation.

                                USE OF PROCEEDS

   Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds for general corporate purposes, which may include repayment of existing debt, working capital, capital expenditures, acquisitions and stock repurchases. We will set forth in the prospectus supplement our intended use for the net proceeds received from any sale of securities. Pending the use of the net proceeds, we expect to invest these proceeds in short-term interest-bearing instruments or other debt securities or to reduce indebtedness under our commercial paper program or bank credit lines.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the periods indicated is as follows:

                                      Fiscal Year
              -------------------------------------------------------------------------------------------------
              1998                   1997                    1996                   1995                   1994
              ----                   ----                    ----                   ----                   ----
              7.1x                   7.2x                    5.8x                   6.9x                   6.2x

   In calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and loss (income) related to equity method investees plus (a) fixed charges and (b) distributed income of equity method investees; minus (x) interest capitalized. Fixed charges represent interest expensed and capitalized, amortization of deferred financing costs, an estimate of the interest within rent expense and our share of the interest expense of certain equity method investees.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

   As required by Federal law for all publicly offered bonds and notes, the debt securities described in this prospectus are governed by a document called the "Indenture". The Indenture is a contract between us and The Chase Manhattan Bank, which acts as Trustee. We may issue as many distinct series of debt securities under the Indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your series of debt securities will be described in the prospectus supplement that will be attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special Federal income tax consequences of the debt securities.

   The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the debt securities are governed by New York law. A copy of the Indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 3 for information on how to obtain a copy.

   Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

Conversion Rights

   The terms and conditions, if any, upon which the debt securities are convertible into common or preferred stock will be set forth in the prospectus supplement. The terms will include whether the debt securities are convertible into common or preferred stock, the conversion price (or its manner of calculation), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities.

The Trustee

   The Trustee under the Indenture has two main roles. First, the Trustee can enforce your rights against us if we default on our obligations under our debt securities. There are some limitations on the extent to which the Trustee acts on your behalf, described later on pages 20 and 21 under "--Remedies If an Event of Default Occurs".

   Second, the Trustee performs administrative duties for us, such as sending you interest payments, sending you notices and transferring your debt securities to a new buyer if you sell.

Legal Ownership

"Street Name" and Other Indirect Holders

   Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal Holders of debt securities. This is called holding in "Street Name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in "Street Name," you should check with your own institution to find out:

  .  How it handles securities payments and notices.

  .  Whether it imposes fees or charges.

  .  How it would handle voting if ever required.

  . Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct Holder as described below.

  . How it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

   Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of debt securities. We do not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of Global Securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment if that Holder is legally required to pass the payment along to you as a "Street Name" customer but does not do so.

Global Securities

   What is a Global Security? A Global Security is a special type of indirectly held Security, as described above under "Street Name" and Other Indirect Holders'. If we choose to issue debt securities in the form of Global Securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Security be registered in the name of a financial institution we select and by requiring that the debt securities included in the Global Security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the "Depositary". Any person wishing to own a Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. The Prospectus Supplement indicates whether your series of debt securities will be issued only in the form of Global Securities.

   Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of debt securities and instead deal only with the Depositary that holds the Global Security.

   An investor should be aware that if debt securities are issued only in the form of Global Securities:

  . The investor cannot get debt securities registered in his or her own name.

  . The investor cannot receive physical certificates for his or her interest in the debt securities.

  . The investor will be a "Street Name" Holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See "Street
     Name" and Other Indirect Holders' on page   .

  . The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

  . The Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way.

  . Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.

   Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in "Street Name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct Holders. The rights of "Street Name" investors and direct Holders in the debt securities have been previously described in the subsections entitled "Street Name" and Other Indirect Holders' on page 11 and "Direct Holders" on page 12 .

   The special situations for termination of a Global Security are:

  . When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

  . When an Event of Default on the debt securities has occurred and has not been cured. We discuss defaults below under "Events of Default" on page 20.

  . The prospectus supplement may also list additional situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not we or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. (Sections 204 and 305)

    In the remainder of this description "you" means direct Holders and not "Street Name" or other indirect holders of debt securities. Indirect holders should read the previous subsection on page 11 entitled " "Street Name' and Other Indirect Holders".


Overview of Remainder of This Description

   The remainder of this description summarizes:

  . Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

  . Your rights under several special situations, such as if we merge with another company or, if we want to change a term of the debt securities;

  . Promises we make to you about how we will run our business, or business actions we promise not to take (known as "restrictive covenants"); and

  .  Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

   The debt securities will be issued:

  .  only in fully registered form

  .  without interest coupons

  .  in denominations that are even multiples of $1,000. (Section 302)

   You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

   You may exchange or transfer debt securities at the office of the Trustee. The Trustee acts as our agent for registering debt securities in the names of Holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the "Security Registrar." It will also perform transfers. (Section 305)

   You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

   If we have designated additional transfer agents, they are named in the Prospectus Supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

   If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Security being partially redeemed. (Section 305)

Payment and Paying Agents

   We will pay interest to you if you are a direct Holder listed in the Trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the Security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is stated in the Prospectus Supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".

   We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in Dallas, Texas. That office is currently located at 1201 Main Street, 18th Floor, Dallas, Texas 75202. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

   "Street Name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.


   We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee's corporate trust office. These offices are called "Paying Agents". We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for any particular series of debt securities. (Section 1002)

Notices

   We and the Trustee will send notices regarding the debt securities only to direct Holders, using their addresses as listed in the Trustee's records. (Sections 101 and 106)

   Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

   We are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  . Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the debt securities.

  . The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described later on page 20 under "-- What is An Event of Default" A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

  . It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "Liens", as discussed later on page 16 under "-- Certain Covenants-Restrictions on Liens". If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct Holders of the debt securities entitled to that protection. (Section 801)

Modification and Waiver

   There are three types of changes we can make to the Indenture and the debt securities.

   Changes Requiring Your Approval. First, there are changes that we cannot make to the Indenture or your debt securities without your specific approval. We cannot do the following without your specific approval:

  .  change the Stated Maturity of the principal or interest on a Security;

  .  reduce any amounts due on a Security;

  . reduce the amount of principal payable upon acceleration of the Maturity of a Security following a default;

  .  change the place or currency of payment on a Security;

  .  impair your right to sue for payment;

  . reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the Indenture;

  . reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and

  . modify any other aspect of the provisions dealing with modification and waiver of the Indenture (Section 902)

   Changes Requiring a Majority or 50% Vote. Second, there are changes that we cannot make to the Indenture or the debt securities without a vote in favor by Holders of debt securities owning not less than 50% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the debt securities. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above on page 15 under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

   Changes Not Requiring Approval. The third type of change does not require any vote by Holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the debt securities. (Section 901)

   Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Security:

  . For Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default.

  . For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that Security described in the prospectus supplement.

  . For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

   Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below on pages 18 and 19 under "--Full Defeasance". (Section 101)

   We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding debt securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for a vote or other action to be taken by Holders that vote or action may be taken only by persons who are Holders of Outstanding debt securities on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

   "Street Name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the debt securities or request a waiver.


No Protection in the Event of a Change of Control

   Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event of a change in control of our company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect Holders of debt securities.

Certain Covenants

   Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and any other Holders of the debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called

"Liens." We promise that we will not place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and any other Holders of the debt securities. (Section 1008)

   However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all "Attributable Debt", as described under "Restriction on Sales and Leasebacks" below, that results from a sale and leaseback transaction involving Principal Properties) is less than the greater of $400 million or 10% of our Consolidated Net Assets.

   This Restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. We may disregard a Lien on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

  .  the Lien existed on the date of the Indenture, or

  . the Lien existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary, or

  . the Lien secures Debt that is no greater than the Acquisition Cost or the Cost of Construction on a Principal Property or Restricted Subsidiary (if the Lien is created no later than 24 months after such acquisition or completion of construction), or the Lien is in favor of us or any Subsidiary, or

  . the Lien is granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

   Subject to certain limitations, we may also disregard any Lien that extends, renews or replaces any of these types of Liens.

   We and our subsidiaries are permitted to have as much unsecured debt as we may choose and except as provided in this restriction on Liens, the Indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving our company.

   Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A "sale and leaseback transaction" generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

   We can comply with this promise in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other Holders of the debt securities under the Restriction on Liens described above. Second, we can comply if we retire an amount of Debt, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

   Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

   "Attributable Debt" means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

   "Consolidated Net Assets" is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

   "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

   "Restricted Subsidiary" means any Subsidiary:

  .  organized and existing under the laws of the United States, and

  . the principal business of which is carried on within the United States of America, and

  . which either (1) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (2) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

   The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in our company's timeshare or senior living services businesses, or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the Indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of our business or assets or those of any Restricted Subsidiary.

   A "Subsidiary" is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

   A "Principal Property" is any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of the Consolidated Net Assets.

Defeasance

   The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the Prospectus Supplement. (Section 1301)

   Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

  . We must deposit in trust for your benefit and the benefit of all other direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  . There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could be required to recognize gain or loss on the debt securities you give back to us.)

  . We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change or ruling described above. (Sections 1302 and 1304)

   If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

   Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the series of debt securities for which such deposit is made. This is called "covenant defeasance". In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the affected series of debt securities. In order to achieve covenant defeasance, we must, among other things, do the following:

  . We must deposit in trust for your benefit and the benefit of all other direct Holders of the affected series of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such series of debt securities on their various due dates.

  . We must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on such series of debt securities any differently than if we did not make the deposit and just repaid such debt securities ourselves.

   If we accomplish covenant defeasance, the following provisions of the Indenture with respect to the affected series of debt securities would no longer apply:

  . Our promises regarding conduct of our business previously described on pages 16 and 17 under "-- Certain Covenants."

  . The condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described on page 15 under "-- Mergers and Similar Events".

  . The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later on page 20 under "--What Is an Event of Default?".

   If we accomplish covenant defeasance, you can still look to us for repayment of the affected series of debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the affected series of debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

Original Issue Discount

   The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity. If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to these debt securities will be described in the applicable prospectus supplement.

Subordination

   The debt securities are not secured by any of our property or assets. Accordingly, your ownership of the debt securities means you are one of our unsecured creditors. The debt securities will effectively rank junior to all liabilities of our subsidiaries. The terms and conditions, if any, upon which subordinated securities of a series are subordinated to debt securities of other series or to our other indebtedness will described in the applicable prospectus supplement. These terms will include a description of the indebtedness ranking senior to the subordinated securities, the restrictions on payments to the holders of the subordinated securities while a default with respect to senior indebtedness is continuing, the restrictions, if any, on payments to the holders of the subordinated securities following an Event of Default, and provisions requiring holders of the subordinated securities to remit certain payments to holders of senior indebtedness. Debt securities which are not subordinated will rank equally with all our other unsecured and unsubordinated indebtedness,

Events of Default

   You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

   What Is An Event of Default? The term "Event of Default" means any of the following:

  . We do not pay the principal or any premium on a Security on its due date.

  .  We do not pay interest on a Security within 30 days of its due date.

  . We remain in breach of a covenant described on page 16 or 17 or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or Holders of 25% of the principal amount of debt securities of the affected series.

  . We or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt shall have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph.

  . We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

   A payment default or other default under one series of notes may, but will not necessarily, cause a default to occur under any other series of notes issued under the Indenture.

   Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities will be automatically accelerated, without any action by the Trustee or any Holder. A declaration of acceleration of maturity may be cancelled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

   Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee in performing any other action under the Indenture. (Section 512)

   Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  . You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

  . The Holders of 25% in principal amount of all Outstanding debt securities of the affected series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

  . The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

   However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after its due date. (Section 508)

   "Street Name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.


   We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section
1004)

Regarding the Trustee

   The Chase Manhattan Bank is the Trustee, Security Registrar and Paying Agent under the Indenture. We have certain existing banking relationships with The Chase Manhattan Bank, including that one of its affiliates is a lender under our revolving credit facilities. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, may be a purchaser of our securities.

   If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the Trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the Indenture and we would be required to appoint a successor Trustee.

                                OUR COMMON STOCK

   Our common stock (Class A Common Stock, $0.01 par value per share) is traded on the New York Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange and Philadelphia Stock Exchange under the symbol "MAR". Each holder of our common stock is entitled to ten votes for each share registered in his or her name on our books on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of holders of any outstanding preferred stock, if any, in an election of directors the holders of a majority of shares of our common stock will be able to elect 100 percent of the directors to be elected.

Rights Agreement and Series A Junior Preferred Stock

   Each share of our common stock, including those that may be issued in an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus, carries with it one preferred share purchase right. This type of arrangement is sometimes referred to as a "poison pill." If the rights become exercisable, each right entitles the registered holder to purchase one one-thousandth of a share of our Series A Junior Preferred Stock (subject to adjustment as a result of certain events) at a fixed price. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right.

   The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to take over our company. The rights are designed to protect the interests of our company and our shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with our board of directors before attempting a takeover and to increase the ability of our board to negotiate terms of any proposed takeover that benefit our shareholders. The rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders.

   If issued, our Series A Junior Preferred Stock would generally not be available to the person or persons who acquired our common stock in certain takeover attempts. Our Series A Junior Preferred Stock would have significant preferential dividend, voting and liquidation rights over our common stock. However, unless the applicable prospectus supplement specifies otherwise, each series of preferred stock offered under this prospectus will rank senior to our Series A Junior Participating Preferred Stock as to the payment of dividends and any distribution of our assets.

   For more information on our common stock, the rights and our Series A Junior Preferred Stock, see our Form 10 Registration Statement dated February 13, 1998 and the Rights Agreement, dated as of March 27, 1998, between us and The Bank of New York, as Rights Agent, both of which we have filed with the SEC. See "Where You Can Find More Information" on page 3.

                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

   Pursuant to our restated certificate of incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 10,000,000 shares of preferred stock, without par value. As of January 1, 1999, 800,000 shares of our Series A Junior Participating Preferred Stock were reserved for issuance in connection with our stockholder rights plan and no shares of preferred stock were outstanding. Our stockholder rights plan provides certain protections to existing common stockholders in the event of a hostile takeover. Unless the applicable prospectus supplement specifies otherwise, each series of preferred stock offered under this prospectus will rank senior to our Series A Junior Participating Preferred Stock as to the payment of dividends and any distribution of our assets.

   Our board of directors has broad authority to adopt one or more resolutions setting forth the terms and conditions of any series of preferred stock. If we offer a series of preferred stock under this prospectus, we will issue an appropriate prospectus supplement. You should read that prospectus supplement for a description of the terms of the applicable series, including:

  .  the number of shares and designation or title;

  .  the initial public offering price;

  . dividend rights, including the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

  .  the voting rights, if any, which will apply;

  . the rights of the holders upon our dissolution or upon the distribution of our assets;

  . whether and upon what terms the shares will have a purchase, retirement or sinking fund;

  .  whether and upon what terms the shares will be convertible; and

  . any other preferences, rights, limitations or restrictions of the series.

                              PLAN OF DISTRIBUTION

   We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

   Underwriters, dealers and agents that participate in the distribution of securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the securities offered by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

   We may distribute the securities from time to time in one or more transactions:

  .  at a fixed price or prices, which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices related to such prevailing market prices; or

  .  at negotiated prices.

   If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions approved by us to purchase offered securities from us under contracts that provide for payment and delivery on a future date. These institutions may include:

  .  commercial, investment and savings banks;

  .  insurance companies;

  .  pension funds;

  .  investment companies; and

  .  educational and charitable institutions.

   The institution's obligations under these contracts are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the institution. The dealers and our agents will not be responsible for the validity or performance of these contracts.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those civil liabilities.

   When we issue the securities offered by this prospectus (except for shares of common stock), they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give you any assurances about the liquidity of any security offered by this prospectus.

   Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

   To facilitate the offering of securities, persons participating in an offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities offered. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

                                 LEGAL MATTERS

   Our Law Department will pass upon the validity of any debt securities, preferred stock or common stock issued under this prospectus. Attorneys in our Law Department own shares of our common stock, and hold stock options, deferred stock and restricted stock awards under our 1998 Comprehensive Stock and Cash Incentive Plan and may receive additional awards under such plan in the future. Any underwriters will be represented by their own legal counsel.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus and registration statement in reliance upon the authority of said firm as experts in giving said reports.

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                                  $200,000,000


                          Marriott International, Inc.
                            % Series C Notes due

                               ----------------

                             PROSPECTUS SUPPLEMENT
                               SEPTEMBER  , 1999

                               ----------------

                                Lehman Brothers
                           Deutsche Banc Alex. Brown
                              Goldman, Sachs & Co.
                              Merrill Lynch & Co.


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